Exhibit 99.1

For Immediate Release: August 14, 2013

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Acquires Nokia Siemens

Networks Research and Development Facility for $29.54 million

El Segundo, Calif. (August 14, 2013) – Griffin Capital Corporation, on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), announced today the acquisition of the Nokia Siemens Networks research and development facility in Arlington Heights, Illinois. The single-story, 214,185 square foot research and development facility (the “Property”), which will undergo a significant, tenant-funded $10 million renovation, is fully leased to Nokia Siemens Networks US, LLC (“NSN”). NSN is a leading global provider of telecommunications infrastructure, with a focus on the mobile broadband market. In its target market, NSN is the second largest company worldwide, by revenue and holds a strong position in the infrastructure technologies of 3G and 4G (LTE).

The REIT purchased the Property for $29.54 million. The Property is situated on a 19 acre parcel, just south of Dundee Road and directly along IL-53 giving the location an immediate connection to some of the major Chicago highways – I-90 and I-290 via route 53.

“We believe this is a critical operating asset for NSN, as evidenced by the significant, multimillion dollar renovation they will fund at the facility, and the fact that this property is NSN’s primary global research and development facility focused on its mobile broadband business,” said Shawn Carstens, Griffin Capital’s Vice President of Acquisitions. Don Pescara, Griffin’s Managing Director of Acquisitions, added, “The asset meets our criteria of investing in institutional-quality, income-generating properties leased to established corporate tenants on a long-term basis. We’re also pleased to complete another acquisition with Chicago-based Torburn Partners.”

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation

Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 21 office and industrial distribution properties totaling approximately 4.5 million rentable square feet and total capitalization of approximately $671 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $16 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently owns, manages, and/or sponsors portfolio consisting of over 15.7 million square feet of space, located in 28 states and representing approximately $2.7 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

###